Exhibit 5.1

March 12, 2013

Board of Directors
Great China Mania Holdings, Inc.
Rm. 1902, 19/F, Kodak House 2
Java Road, North Point
Hong Kong

Re:           Registration Statement on Form S-1 of Great China Mania Holdings, Inc.

Dear Directors:

You have requested our opinion as special counsel for Great China Mania Holdings, Inc., a Florida corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on or about the date hereof, as to the legality of an aggregate of 10,600,000 shares (the “Shares) of Company’s common stock being registered in the Registration Statement and which consist of the following:

a)	10,000,000 shares of common stock, par value $0.01 per share, and

b)	600,000 shares of common stock, par value $0.01 per share, underlying warrants.

We have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the Registration Statement; the Articles of Incorporation and any amendments thereto; the Bylaws and any amendments thereto; the Company’s resolutions of the Board of Directors authorizing the issuance of shares and the registration described above; and such other corporate documents and matters as we have deemed necessary to render our opinion.  In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents.  In addition, we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the factual matters contained therein.

The opinions set forth herein are limited to matters governed by the laws of the State of Florida, including applicable statutory provisions, applicable provisions of the Florida constitution, and reported judicial decisions interpreting those laws. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise.

Based upon and subject to the foregoing, it is our opinion that the 10,600,000 shares of common stock being offered by the Company and which are being registered in the Registration Statement have been duly authorized, and when distributed and sold in the manner referred to in the Registration Statement will be legally issued, fully paid, and non-assessable.

We hereby consent to the discussion in the Registration Statement of this opinion, to the filing of this opinion as an exhibit to the Registration Statement, to the references to our firm under the caption “Interest of Named Experts and Counsel,” and to all references made to us elsewhere in the Registration Statement and in the Prospectus forming a part thereof.

Sincerely,

HARRISON LAW, P.A.

/s/Diane J. Harrison
Diane J. Harrison